Exhibit 99

         USANA Reports Record Fourth Quarter and Year Results

    SALT LAKE CITY--(BUSINESS WIRE)--Feb. 7, 2006--USANA Health Sciences Inc. (Nasdaq: USNA) today announced record financial results for the fiscal fourth quarter and for the fiscal year of 2005 (ended Dec. 31, 2005). Net sales in the fourth quarter increased 15.7% to $86.9 million, compared with $75.1 million in the fourth quarter of the prior year. Net sales growth for the fourth quarter of 2005 was driven by a 16.7% increase in the number of active Associates, compared to the fourth quarter of the prior year.
    Earnings from operations in the fourth quarter of 2005 grew 26.4% to $15.4 million, or 17.8% of net sales, compared with $12.2 million, or 16.3% of net sales, in the fourth quarter of the prior year. The company achieved record net earnings in the fourth quarter of 2005 of $10.5 million, an increase of 14.5%, compared with net earnings of $9.2 million in the fourth quarter of the prior year. Earnings per share in the fourth quarter of 2005 improved to $0.54 per share, an increase of 17.4%, compared with $0.46 per share in the fourth quarter of the prior year. Earnings per share in the quarter included an increase of approximately $0.01 per share due to a lower than expected effective tax rate.
    For the 2005 fiscal year, the company achieved record net sales of $327.7 million, an increase of 20.1% from $272.8 million for 2004. Earnings from operations for 2005 were $58.4 million, an increase of 30.1%, compared with $44.8 million in 2004. USANA also reported record net earnings for 2005 of $39.0 million, or $1.98 per share, an increase of 26.7% from the $30.8 million, or $1.51 per share, for 2004.
    During the fourth quarter of 2005, as expected, inventories declined by over $3 million, compared with the level reported three months earlier at Oct. 1, 2005. In addition, the company repurchased 808,000 shares during the fourth quarter of 2005 and approximately 1,160,000 shares during the full year 2005 through the company's stock repurchase program. The company's cash position at Dec. 31, 2005, was $10.6 million.
    "Our fourth quarter performance illustrates the continued growth potential of our core operations," commented Dave Wentz, president of USANA. "Although we did not open any new international markets during 2005, we still achieved record sales and profits. Strong Associate growth, including 18.6% growth in the U.S., compared with the fourth quarter of 2004, is the primary driver of our record fourth quarter sales. We continue to place a significant amount of effort on retaining and developing Associate leaders, which drives the growth of our top line.
    "While we expected to open one new market in the fourth quarter of 2005," continued Wentz, "the government registration process in that target country has delayed this opening. We hope to initiate operations there sometime during 2006. Despite this delay, we believe there are significant growth opportunities in our 12 existing markets, and we expect 2006 to be another record year. In addition, although the Chinese government has not approved multilevel marketing, we believe the direct selling opportunity there could be significant."
    Commenting on USANA's record financial results, Gilbert A. Fuller, chief financial officer, said, "We are pleased to report year-over-year sales growth in the fourth quarter in all of our markets, with the exception of South Korea. Our North American markets posted excellent growth in the fourth quarter, including the United States, which grew sales by 22.9% and Associates by 18.6%, compared with last year. Driven by the launch of our RESET(TM) Program, our functional foods increased to 11.6% of our total product sales in the fourth quarter of 2005, compared with 8.8% of our total product sales in the fourth quarter of the prior year.
    "Beginning with the first quarter of 2006," continued Fuller, "we are required under Statement of Financial Accounting Standards 123(R) to begin expensing equity compensation. We estimate this expense will decrease earnings per share by approximately $0.03 in the first quarter of 2006 and by approximately $0.14 in the full year 2006.
    "With respect to guidance," continued Fuller, "we expect net sales in the first quarter of 2006 to be in the range of $87 million to $89 million, compared with $76.6 million in the first quarter of last year, a growth rate of 14% to 16%. We expect earnings per share in the first quarter of 2006 to be between $0.54 and $0.56, excluding the expensing of equity compensation. After the adjustment for expensing of equity compensation, we expect earnings per share to be between $0.51 and $0.53 for the first quarter of 2006.
    "For the full year 2006, we reiterate our previous guidance and expect to grow net sales between 15% and 20% over 2005. Additionally, we expect earnings per share growth for the full year 2006 to be between 15% and 20%, excluding the expensing of equity compensation. This earnings per share estimate also assumes a tax rate for 2006 of 35.5%, compared with the 33.7% tax rate for 2005, which translates to a reduction of approximately $0.06 per share," concluded Fuller.
    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, Feb. 8, 2006, at 11 a.m. EST. Investors may listen to the call by accessing USANA's Web site at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

    About USANA

    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.



                      USANA Health Sciences Inc.
                  Consolidated Statements of Earnings
                 (In thousands, except per share data)

                              Quarter Ended          Year Ended
                          --------------------- ----------------------
                           1-Jan-05  31-Dec-05   1-Jan-05   31-Dec-05
                          ---------- ---------- ---------- -----------
                          (Unaudited)(Unaudited)           (Unaudited)

Net sales                   $75,130    $86,924   $272,824    $327,742
Cost of sales                18,837     20,747     66,822      78,016
                          ---------- ---------- ---------- -----------
      Gross profit           56,293     66,177    206,002     249,726

Operating expenses
  Associate incentives       29,055     34,692    104,433     128,698
  Selling, general and
   administrative            14,633     15,553     54,692      60,326
  Research and
   development                  396        500      2,031       2,339
                          ---------- ---------- ---------- -----------

      Earnings from
       operations            12,209     15,432     44,846      58,363

Other income                    598        217        233         487
                          ---------- ---------- ---------- -----------
      Earnings before
       income taxes          12,807     15,649     45,079      58,850

Income taxes                  3,652      5,168     14,302      19,856
                          ---------- ---------- ---------- -----------

NET EARNINGS                 $9,155    $10,481    $30,777     $38,994
                          ========== ========== ========== ===========

Earnings per share -
 diluted                      $0.46      $0.54      $1.51       $1.98
                          ========== ========== ========== ===========
Weighted average shares
 outstanding - diluted       19,990     19,336     20,415      19,721
                          ========== ========== ========== ===========




                      USANA Health Sciences Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                       As of      As of
                                      1-Jan-05  31-Dec-05
                                     ---------- ----------
                                                (Unaudited)
ASSETS
  Cash and cash
   equivalents                         $15,067    $10,579
  Inventories, net                      17,722     22,223
  Other current assets                   8,034      9,028
                                     ---------- ----------
Total current assets                    40,823     41,830

Property and equipment, net             23,194     23,302
Goodwill                                 5,690      5,690
Other assets                             1,957      2,886
                                     ---------- ----------
      Total assets                     $71,664    $73,708
                                     ========== ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Accounts payable                      $5,106     $4,955
  Other current
   liabilities                          17,644     21,601
                                     ---------- ----------
Total current liabilities               22,750     26,556

  Other long-term
   liabilities                           1,071      1,414

  Stockholders' equity                  47,843     45,738
                                     ---------- ----------
      Total liabilities and
       stockholders' equity            $71,664    $73,708
                                     ========== ==========



                      USANA Health Sciences Inc.
                      Sales by Segment and Region
                             (in thousands)

                                               Quarter Ended
                                       -------------------------------
                                          1-Jan-05        31-Dec-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                        $29,830   39.7% $36,672   42.2%
  Canada                                15,184   20.2%  16,813   19.3%
  Mexico                                 3,064    4.1%   3,508    4.1%
                                       -------- ------ -------- ------
    North America Total                $48,078   64.0% $56,993   65.6%

Pacific Rim
  Australia-New Zealand                  9,881   13.2%  12,141   14.0%
  Hong Kong                              3,073    4.1%   3,234    3.7%
  Japan                                  2,470    3.3%   2,643    3.0%
  Taiwan                                 4,479    6.0%   4,895    5.6%
  South Korea                            1,302    1.7%   1,264    1.5%
  Singapore                              3,019    4.0%   3,425    3.9%
                                       -------- ------ -------- ------
    Pacific Rim Total                   24,224   32.3%  27,602   31.7%
                                       -------- ------ -------- ------
      Segment Total                     72,302   96.3%  84,595   97.3%
                                       -------- ------ -------- ------

Contract Manufacturing                   2,828    3.7%   2,329    2.7%
                                       -------- ------ -------- ------
  Consolidated                         $75,130  100.0% $86,924  100.0%
                                       ======== ====== ======== ======


                      Active Associates by Region

                                                    As of
                                       -------------------------------
                                          1-Jan-05        31-Dec-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                         43,000   37.7%  51,000   38.4%
  Canada                                22,000   19.3%  23,000   17.2%
  Mexico                                 7,000    6.1%   8,000    6.0%
                                       -------- ------ -------- ------
    North America Total                 72,000   63.1%  82,000   61.6%

Pacific Rim
  Australia-New Zealand                 14,000   12.3%  17,000   12.8%
  Hong Kong                              5,000    4.4%   4,000    3.0%
  Japan                                  4,000    3.5%   5,000    3.8%
  Taiwan                                 9,000    7.9%  13,000    9.8%
  South Korea                            2,000    1.8%   2,000    1.5%
  Singapore                              8,000    7.0%  10,000    7.5%
                                       -------- ------ -------- ------
    Pacific Rim Total                   42,000   36.9%  51,000   38.4%
                                       -------- ------ -------- ------
  Total                                114,000  100.0% 133,000  100.0%
                                       ======== ====== ======== ======


                  Active Preferred Customers by Region

                                                   As of
                                       -------------------------------
                                          1-Jan-05        31-Dec-05
                                       --------------- ---------------
                                         (Unaudited)     (Unaudited)
Region
------
North America
  United States                         38,000   60.3%  44,000   62.9%
  Canada                                17,000   27.0%  18,000   25.7%
  Mexico                                 1,000    1.6%   1,000    1.4%
                                       -------- ------ -------- ------
    North America Total                 56,000   88.9%  63,000   90.0%

Pacific Rim
  Australia-New Zealand                  5,000    7.9%   6,000    8.6%
  Hong Kong                              1,000    1.6%     (a)    0.0%
  Japan                                  1,000    1.6%   1,000    1.4%
  Taiwan                                   (a)    0.0%     (a)    0.0%
  South Korea                              (a)    0.0%     (a)    0.0%
  Singapore                                (a)    0.0%     (a)    0.0%
                                       -------- ------ -------- ------
    Pacific Rim Total                    7,000   11.1%   7,000   10.0%
                                       -------- ------ -------- ------
  Total                                 63,000  100.0%  70,000  100.0%
                                       ======== ====== ======== ======


 (a) Count of Active Preferred Customers is less than 500.




    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100 (Investor Relations) investor.relations@us.usana.com